Exhibit 99.1
IDLEAIRE TECHNOLOGIES CORPORATION
REPORTS FIRST QUARTER 2007 OPERATING RESULTS
•	108 ATE®-equipped locations in 29 states

•	First quarter revenues increased 291% to $6.5 million

•	Same-store utilization grew 14.9% and fleet usage increased to 86.9%

•	Strategic alliance with J.J. Keller & Associates for remote driver training

•	Over 2.5 million gallons of fuel conserved

•	Over 27 thousand metric tons of emissions eliminated
KNOXVILLE, TENNESSEE — May 14, 2007 — IdleAire Technologies Corporation (IdleAire), the leading provider of Advanced Truck Stop Electrification (ATE®) services to the long-haul trucking industry, today announced operating results for the three months ended March 31, 2007.
Network Deployment
IdleAire Chairman, President and CEO Michael Crabtree noted that IdleAire had reached a pivotal stage in its development. “IdleAire now has a minimum critical size network of over 100 sites at easy-to-find, convenient locations along high volume freight delivery routes. We expect the availability of a wide network of convenient site locations coupled with new marketing, sales and training initiatives will drive occupancy and accelerate our top-line growth.”
During the current quarter, IdleAire installed 9 new locations in AR, CO, IL, MI, NM, NJ, OR and TX and added 597 ATE®-equipped parking spaces. At March 31, 2007, IdleAire was operating 108 sites in 29 states and had a total of 7,156 ATE®-equipped parking spaces.
Utilization Initiatives and Operating Results
Total ATE® system hourly usage increased over 400% to 2.6 million hours in the first quarter of 2007 from 487,000 hours in the first quarter of 2006. These increases were due principally to the network effect, the “net” addition of 83 new sites and the corresponding increase in average ATE® spaces from 1,363 during the first quarter of 2006 to 6,895 during the first quarter of 2007. “We expected stronger performance during the first quarter, but a softening of freight loads in January and February, and warmer winter seasonality coupled with 80% new sites (sites opened less than 12 months) resulted in relatively small increases to first quarter 2007 overall occupancy — 17.1% compared to 16.6% in the first quarter 2006 and 15.6% in the fourth quarter 2006.”
However, utilization at “core comp” sites, our key “same store” sales metric, increased from 398,400 hours used during the first quarter of 2006 to 457,800 hours used during the first quarter of 2007, a 14.9% increase, while 24-hour occupancy increased 6.7% from 20.8% in the first quarter 2006 to 22.2% in the first quarter 2007. Fleet usage, totaling 86.9% of the hours used, increased 987%, from 204,000 hours for the first quarter 2006 to 2,216,600 hours for the first quarter 2007.

In addition, the second quarter of 2007 is trending upward as a result from what we believe to be the network effect, driver friendly re-training of all our site personnel, warmer weather and several strategically-timed sales and marketing initiatives. Such initiatives include a “life improved” theme, a new driver market research study performed by the University of Tennessee, new sales leadership and personnel, as well as the introduction of new product offerings.
“Earlier this month, we announced a strategic alliance with J.J. Keller & Associates, Inc. giving IdleAire the exclusive license to provide in-cab delivery of their comprehensive video-based commercial motor vehicle driver training and transportation safety-related materials. This offering provides fleet drivers much needed training without being routed back to the fleet’s headquarters and provides travels centers with more frequent visitors. This new offering substantially increases IdleAire’s value proposition preventing lost income for both the driver and fleet — we expect it will have a direct and positive impact on new and existing fleet utilization.”
Crabtree also announced the addition of Carmen Monaco as IdleAire’s new Chief Marketing Officer. “Carmen is a seasoned executive with over 30 years of successful retail marketing experience, including executive positions with Goody’s Family Clothing, Charming Shoppes, Inc., Miller’s Outpost and Mervyn’s Department Stores.”
Chief Operating Officer Lynn Youngs added, “We are very excited about the addition of Carmen to our executive team and believe his leadership in executing our strategic marketing vision, including oversight of all consumer research and driver-centric branding activities, will complement our fleet sales and field operations initiatives. The combined strategy will enable us to better position our service offerings in support of driver needs, thereby fostering driver loyalty and stimulating demand.”
Financial Results
For the three months ended March 31, 2007, IdleAire reported net revenues of $6.5 million, a 291% increase over net revenues of $1.7 million for the three months ended March 31, 2006.
Operating expenses increased $13.5 million or 172%, for the three months ended March 31, 2007 compared to the three months ended March 31, 2006, due principally to increases associated with the “net” addition of 83 new sites and increased corporate overhead.
As previously disclosed, we expect to incur net losses for the near future as we accelerate our deployment activities and execute our operating strategies to drive top-line growth. These steady efforts to increase occupancy, we believe, will result in future sustainable profitability. The net loss for the three months ended March 31, 2007 was $21.9 million, compared to a net loss of $11.9 million for the three months ended March 31, 2006; this increase was principally due to costs associated with the network deployment and the related net interest expense.
Conference Call
IdleAire will host a conference call to discuss first quarter 2007 results tomorrow, May 15, 2007, at 10:00 a.m. EST. Dial in for this interactive teleconference toll free at 800-369-1125, access code 8441617. A recording of the call will be available an hour after the live call ends and will be available until 5 p.m. Eastern Time May 22. During that time the recording can be accessed by calling toll free 888-678-8548 and using access code 4607.

About IdleAire
IdleAire Technologies Corporation is the leading provider of comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry. IdleAire’s ATE® technology reduces idling costs for a truckload carrier, provides valuable driver retention and recruitment benefits, promotes driver health and wellness and improves highway safety. Additionally, the IdleAire solution improves air quality by reducing noxious emissions, including ozone-depleting greenhouse gases. IdleAire is committed to developing a nationwide network of locations and building value for its stakeholders. IdleAire provides its ATE® services at travel centers and fleet terminals throughout the continental United States. Please visit the IdleAire’s website at www.idleaire.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, and working capital needs and sources of liquidity, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, demand and utilization of our ATE® systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters, litigation, our negotiation of agreements with third parties and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE® system entail significant risks, including local building permit approval, shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. There can be no assurance that construction commitments will be met. All forward-looking statements are based on our current expectations about future events.
Contact:
John Doty (865) 437-3659
Media Relations, IdleAire Technologies Corporation
James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation

IdleAire Technologies Corporation
Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$24,729,639	$16,632,466
Short-term trading securities	14,900,000	15,000,000
Accounts receivable	3,126,805	5,587,935
Inventories	891,594	950,742
Prepaid expenses and other current assets	2,473,713	1,915,075

Total current assets	46,121,751	40,086,218

Restricted cash and investments	15,090,948	39,221,783
Deposits with vendors	14,709,765	15,974,745
Property and equipment, net	144,879,093	137,507,599
Deferred financing costs, net	29,131,860	29,452,860
Other assets	82,739	110,130

Total assets	$250,016,156	$262,353,335

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,015,742	$6,222,687
Accrued expenses	7,190,923	5,672,425
Deferred trade revenue	1,418,413	1,221,147
Deferred grant revenue	2,060,787	1,161,344

Total current liabilities	13,685,865	14,277,603

Deferred grant revenue	11,712,048	10,812,118
Other liabilities	3,129,143	2,965,167
Secured convertible notes	100,000	100,000
Senior secured discount notes	243,519,984	234,510,984

Total liabilities	272,147,040	262,665,872
Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value; 22,000,000 shares authorized, 17,171,448 shares issued and outstanding	30,349,676	30,349,676
Series B convertible preferred stock, $0.001 par value; 13,000,000 shares authorized, 12,566,774 shares issued and outstanding	48,673,927	49,055,727
Series C convertible preferred stock, $0.001 par value; 11,000,000 shares authorized, 4,473,032 shares issued and outstanding	22,155,254	22,155,254
Common stock, $0.001 par value; 200,000,000 shares authorized, 48,800,595 and 48,646,610 shares issued at March 31, 2007 and December 31, 2006, respectively	48,801	48,647
Stockholder subscription receivable	(925,000)	(925,000)
Treasury stock, 111,111 common shares, at cost	(200,000)	(200,000)
Additional paid-in capital	52,706,674	52,207,709
Accumulated deficit	(174,940,216)	(153,004,550)

Total stockholders’ deficit	(22,130,884)	(312,537)

Total liabilities and stockholders’ deficit	$250,016,156	$262,353,335

IdleAire Technologies Corporation
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006

Net revenues:
Basic and premium services, net	$5,345,256	$1,029,077
Ancillary product sales	448,178	104,297
Grant revenues	571,677	437,997
Other revenues	97,030	81,204

Total net revenues	6,462,141	1,652,575

Operating expenses:
Direct site operating costs (1)	11,170,323	2,471,498
Cost of ancillary product sales	246,707	81,052
Depreciation and amortization	4,844,345	1,359,434
Selling, general and administrative expenses	4,992,480	3,925,499
Loss on disposal of fixed assets	122,822	18,381

Total operating expenses	21,376,677	7,855,864

Loss from operations	(14,914,536)	(6,203,289)

Interest income	862,260	2,111,405
Interest expense	(7,883,390)	(7,850,632)

Net loss	$(21,935,666)	$(11,942,516)

(1)	Excludes depreciation expense in the amount of $4,481,270 and $1,174,477 for the three months ended March 31, 2007 and 2006, respectively, reported in a separate caption.